Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION INDICATED BY “[***]” HAS BEEN OMITTED FROM THE FILED COPY OF THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (the “Agreement”) is entered into on March 19, 2021 (the “Effective Date”) between Acer Therapeutics Inc., a Delaware corporation, with its principal place of business at 300 Washington Street, Suite 351, Newton, MA, USA (“Acer”), and Relief Therapeutics Holding AG, a company organized and existing under the laws of Switzerland and having its registered address at Avenue de Secheron 15, 1202 Geneve, Switzerland (“Relief”).  Relief and Acer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, Acer is a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases;

Whereas, Acer owns or Controls certain Know-How, patents, technology, documentation, data, and other materials related to Product (as defined herein);

Whereas, Acer and Relief entered into that certain Option Agreement dated January 25, 2021 (the “Option Agreement”) whereby Acer granted, and Relief received, an option for an exclusive license under Acer's relevant intellectual property rights (the “Option”) with respect to Product in the Relief Territory (as defined herein);

Whereas, Relief desires to exercise the Option and the Parties wish to establish a collaboration for Development (as defined herein) and Commercialization (as defined herein) throughout the world, all on the terms and conditions set forth herein.

Now Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1
Definitions

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, will have the meanings set forth in this Article 1.

1.1“Acer” has the meaning set forth in the preamble.

1.2“Acer Indemnitees” has the meaning set forth in Section 7.1.

1.3“Acer Know-How” means all unpatented inventions, technology, methods, materials (including biological and pharmaceutical materials), Know-How, studies, pre-clinical and clinical data (including toxicology, safety data, and bioequivalence studies), tests and assays, reports, manufacturing processes (including manufacturing batch records to support regulatory approvals), regulatory filings (including drafts) and approvals and other information Controlled by Acer, in each case that relate to Product or the subject matter claimed in the Patent Rights.

1.4“Acer Patents” means (a) the patents and patent applications set forth in Exhibit A, (b) any other patents and patent applications Controlled by Acer during the Term that Cover Product, except that this clause (b) shall apply, for purposes of the Acer Technology License, solely to the extent that Relief bears the responsibility and liability in respect of the Relief Territory for any royalties and other payments (including any upfront fees and milestone payments) to any Third Parties with respect thereto, and (c) any reissue, divisional, continuation, reexamination, renewal, extension or supplementary protection certificate for each of the foregoing patents and patent applications either now pending or pending in the future, including all foreign and international counterparts and related patents and patent applications either now pending or pending in the future.

1.5“Acer Product” means the specific Product described in Schedule 1.5.

1.6“Acer Sublicense” has the meaning set forth in Section 9.2(b).

1.7“Acer Technology” means the Acer Know-How, the Acer Patents and the BCM Patents.

1.8“Acer Technology License” has the meaning set forth in Section 9.2(a).

1.9“Acer Territory” means the U.S., Canada, Brazil, Turkey and Japan.

1.10“Allocable Overhead” means, as to Product in the Acer Territory, costs incurred by Acer or for its account which are attributable to Acer’s supervisory services and occupancy costs as well as its payroll, information systems, human relations or purchasing functions.  Allocable Overhead will not include any costs attributable to general corporate activities including, but not limited to and by way of example, executive management, investor relations, business development, legal affairs and finance. For avoidance of doubt, costs deemed Allocable Overhead under this Agreement shall only be included once under a particular category (e.g., Cost of Goods Sold, Development Costs, Distribution Costs, Fully Burdened Manufacturing Cost, Marketing Costs and Sales Costs).

1.11“Affiliate” means, with respect to a Party, any corporation, firm, partnership or other entity which directly or indirectly controls or is controlled by or is under common control with such Party.  For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under the common control”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stocking of such entity, by contract or otherwise.

1.12“Agreement” has the meaning set forth in the preamble.

1.13“Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including Regulatory Approvals) of or from any court, arbitration panel, Regulatory Authority, governmental agency or any authority having jurisdiction over or related to subject item or subject person, including laws regulating pharmaceutical products, GCP, GMP, the FCPA, Export Control Laws and other applicable laws.

1.14“BCM License” means, collectively, the Exclusive License Agreement effective as of April 4, 2014, by and between Baylor College of Medicine (“BCM”) and Acer, as amended by the First Amendment to License Agreement effective as of April 28, 2014, as further amended by the Second Amendment to License Agreement effective as of March 17, 2015, as further amended by the Third Amendment to License Agreement effective as of September 8, 2016, as further amended by the Fourth Amendment to License Agreement effective as of May 12, 2018, and as further amended by the Fifth Amendment to License Agreement effective as of March 1st 2021.

1.15“BCM Patents” means (a) the patents and patent applications set forth in Exhibit B and (b) any reissue, divisional, continuation, reexamination, renewal, extension or supplementary protection certificate for each of the patents and patent applications set forth in Exhibit B either now pending or pending in the future, including all foreign and international counterparts and related patents and patent applications either now pending or pending in the future.

1.16“Business Day” means any day that is not a Saturday, a Sunday or another day on which banks are required or authorized by Applicable Laws to be closed in New York, New York, U.S.

1.17“CDMCs” means contract development and manufacturing companies.

1.18“Clinical Supply and Quality Agreement” has the meaning set forth in Section 3.2(e).

1.19“Commercial Supply and Quality Agreement” has the meaning set forth in Section 4.2.

1.20“Commercialize” or “Commercialization” means any and all activities effective to market, promote, advertise, sell, offer for sale, have sold or otherwise dispose of, transport, distribute, import or export, as well as branding, preparation for the launch and medical education regarding, Product, and interacting with Regulatory Authorities in connection with any of the foregoing after all Regulatory Approvals have been obtained in the applicable country.  The term “Commercialized” has a correlative meaning.

1.21“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party pertaining to a particular objective, the efforts and resources commonly used by a similarly situated (with respect to size, stage of development and assets) biotechnology or pharmaceutical company for similarly situated pharmaceutical products or product candidates, as applicable, to accomplish a similar objective under similar circumstances exercising reasonable business judgment, taking into account the following factors to the extent applicable:  (a) stage of development; (b) efficacy and safety issues; (c) characteristics of competitive products in or anticipated to be in the marketplace as well as the nature and extent of market exclusivity (including patent coverage and regulatory exclusivity) and any Third Party intellectual property rights; (d) process development, scale-up or manufacturing; (e) cost and likelihood of obtaining regulatory approval; (f) actual or anticipated regulatory authority approved labeling; and (g) projected or actual economic return.  Commercially Reasonable Efforts will be determined on a country-by-country and indication-by-indication basis for Product, and it is anticipated that the level of effort may be different for different countries and indications, and may change over time, reflecting changes in the status of Product (including relative to this Agreement) and the country(ies) and indication(s) involved.

1.22“Confidential Information” means all information and Know-How and any tangible embodiments thereof and other materials provided by or on behalf of the Disclosing Party to the Receiving Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement or that otherwise relates to Acer's Technology, whether disclosed orally, visually, electronically, in writing or in other tangible or intangible form, and which may include data, knowledge, practices, processes, ideas, research plans, antibodies, small molecules, compounds, targets, biological and chemical formulations, structures and designs, laboratory notebooks, proof of concept and pre-clinical studies, formulation or manufacturing processes and techniques, scientific, manufacturing, marketing and business plans, and financial and personnel matters relating to the Disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business; provided, that information, materials or Know-How of a Party will not be deemed Confidential Information of such Party for purposes of this Agreement if such information, materials or Know-How: (a) was already known to the Receiving Party, other than under an obligation of confidentiality or non-use, at the time of disclosure to such Receiving Party, as can be shown by written records; (b) was generally available or known to parties reasonably skilled in the field to which such information or Know-How pertains, or was otherwise part of the public domain, at the time of its disclosure to such Receiving Party; (c) became generally available or known to parties reasonably skilled in the field to which such information or Know-How pertains, or otherwise became part of the public domain, after its disclosure to such Receiving Party through no fault of the Receiving Party; (d) was disclosed to such Receiving Party, other than under an obligation of confidentiality or non-use, by a third party who had no obligation to the Disclosing Party not to disclose such information or Know-How to others; or (e) was independently discovered or developed by such Receiving Party, as can be shown by their written records, without the use of Confidential Information belonging to the Disclosing Party and prior to any subsequent disclosure by the Receiving Party; and provided, further, that

Confidential Information, to the extent relating to Acer’s Technology, will be deemed Confidential Information of Acer.

1.23“Control” means, with respect to any item of Know-How, Patent Rights or other intellectual property rights, the ability and authority of a Party or its Affiliates, whether arising by ownership, possession, or pursuant to a license or sublicense (other than by operation of the license and other rights granted in this Agreement) or a right to acquire (by option or otherwise), to grant licenses, sublicenses or other rights to the other Party under or to such item of Know-How, Patent Rights or other intellectual property rights as provided for in this Agreement, without breaching the terms of any agreement between such Party and any Third Party.  The term “Controlled” will be construed accordingly.

1.24“Cost of Goods Sold” means, as to Product in the Acer Territory, the fully burdened cost of such Product in final marketed form, which will (a) be determined in accordance with GAAP as applied by Acer (as the Party performing or contracting for each stage of the manufacturing process) and (b) include direct labor, material, product testing costs and Allocable Overhead.

1.25“Cost of Sales” means, as to Product in the Acer Territory, Cost of Goods Sold, Third Party Royalties and outbound freight on sales if borne by the seller.

1.26“Cover” means, with respect to any Patent Right, that the use, manufacture, sale, offer for sale, research, development, commercialization, importation or other commercial exploitation of the subject matter in question by an unlicensed entity would infringe an issued or pending claim of such Patent Right.

1.27“Development” (with a correlative meaning for “Develop,” “Developing” and “Developed”) means all activities that relate to the development of Product or that are necessary or useful to obtain or maintain regulatory approval for Product, including all non-clinical studies and clinical trials of Product, technology transfer, manufacture process development, manufacture and distribution of Product for use in clinical trials (including placebos and comparators), statistical analyses and the preparation and submission of regulatory materials and other regulatory activities related to Product.

1.28“Development Activities” means all Development activities performed by or on behalf of either or both Parties pursuant to this Agreement.

1.29“Development Costs” mean, as to Product in the Acer Territory, costs, including Allocable Overhead, required to obtain the authorization or ability to manufacture, formulate, fill, ship or sell Product in commercial quantities.  Development Costs will include but are not limited to the following: (a) costs of studies on the toxicological, pharmacokinetic, metabolic or clinical aspects of Product (whether conducted internally or externally) for the purpose of obtaining or maintaining regulatory approval of Product by a government organization in a country in the Acer

Territory; (b) costs of preparing, submitting, reviewing or developing data or information for the purpose of a submission to a governmental authority to obtain or maintain regulatory approval of Product in a country in the Acer Territory; (c) costs of process development scale-up and recovery (including plant costs); (d) costs of post-launch clinical studies in support of Product in the Acer Territory; and, as applicable, (e) expenses for compensation, benefits and travel and other employee-related expenses, as well as data management, statistical designs and studies, document preparation and other expenses associated with the clinical testing program.

1.30“Development Data” means all data generated by or on behalf of Relief or its Affiliates or Acer or its Affiliates in the course of, and as a result of, the performance of the Development Activities and directly relating to the Development of Product in a Territory (before or after the Effective Date), including data related to all non-clinical studies and clinical trials of such Product, which for clarity may include data from clinical trials in the U.S. and the European Union, technology transfer, manufacture process development, manufacture and distribution of such Product for use in clinical trials (including placebos and comparators), statistical analyses, and the preparation and submission of regulatory materials and other regulatory activities related to such Product.

1.31“Development Payments” has the meaning set forth in Section 5.2(d).

1.32“Development Plan” has the meaning set forth in Section 2.2(b).

1.33“Disclosing Party” has the meaning set forth in Section 8.1.

1.34“Distribution Costs” mean, as to Product in the Acer Territory, the costs, including Allocable Overhead, specifically identifiable to the distribution of Product including the following: (a) costs of all aspects of order processing, invoicing, credit and collection; (b) costs of handling returns and recalls; (c) costs of distribution, warehousing, inventory and receivables; (d) costs of collection of data of sales to hospitals and other end users; and (e) costs of all customer service related functions.

1.35“Effective Date” has the meaning set forth in the preamble.

1.36“European Union” means the economic, scientific and political organization of European Union member states as it may be constituted from time to time, specifically including any territory that was a European Union member state as of the Effective Date, whether or not such territory is a participating member as of the applicable time.

1.37“Executive Officers” has the meaning set forth in Section 11.2.

1.38“Export Control Laws” means all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§ 1 et. seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).

1.39“FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et. seq.), as amended.

1.40“FDA” means the U.S. Food and Drug Administration or any successor Regulatory Authority thereto in the U.S. having substantially the same function.

1.41“Field” means all indications or treatments of humans using Product.

1.42“First Commercial Sale” means, with respect to Product and a Party, on a country-by-country basis, the first sale by such Party or its Affiliates, or their respective licensees, assignees or successors, for value for end use or consumption of Product in a country in the Acer Territory (where the Party is Acer) or in the Relief Territory (where the Party is Relief) after the governing Regulatory Authority of such country has granted Regulatory Approval of such Product.  For clarity, any sale of Product prior to receipt of Regulatory Approval, such as compassionate use, named patient use, clinical trial purposes or other similar uses, will not constitute a First Commercial Sale.

1.43“Fully Burdened Manufacturing Cost” means the cost per unit for manufacture and supply plus all costs reasonably allocable per GAAP to the retention, establishment, qualification and maintenance of one or more CDMCs for manufacture and supply, including all costs incurred independent of the incremental cost per unit for manufacture and supply, plus Acer’s FTE Costs for the foregoing (including Allocable Overhead).

1.44“FTE” means a total of 49 weeks or 1960 hours per year of work on Development or Commercialization of Product carried out by employees, consultants or representatives of a Party having the appropriate relevant expertise to conduct such activities.

1.45“FTE Costs” mean the number of relevant FTEs multiplied by the applicable FTE rate, with FTE rates to be mutually agreed upon and set consistent with industry standards taking into account employee function, role and geographic location.

1.46“GAAP” means (a) generally accepted accounting principles in the U.S. or internationally, as appropriate, consistently applied, or (b) the international financial reporting standards (“IFRS”) if a Party uses IFRS, consistently applied.

1.47“GCP” means the Good Clinical Practices officially published by the European Medicines Agency and any successor agency, the FDA and the International Conference on

Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) that may be in effect from time to time and are applicable to the Development of Product.

1.48“Generic Product” means a product (other than Product being Commercialized by a Party or its Affiliates, or their respective licensees, assignees or successors) that (i) [***], and (ii) is bioequivalent, as determined by the relevant Regulatory Authority, to Product being Commercialized by a Party or its Affiliates, or their respective licensees, assignees or successors.

1.49“GMP” means those laws and regulations applicable in the U.S. and European Union, relating to the manufacture of medicinal products for human use, including current good manufacturing practices as specified in the ICH guidelines, including ICH Q7A “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients,” US Federal Food Drug and Cosmetic Act at 21CFR (Chapters 210, 211, 600 and 610) and the Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Directive 91/356/EEC that may be in effect from time to time and are applicable to the Development or manufacture of Product.

1.50“Improvements” means any invention, discovery, advancement, development, creation, and intellectual property (including patent, copyright, trade secret and application of patent) which: (a) is invented, developed, authored, created, or reduced to practice by or on behalf of Relief or an Affiliate of Relief (or Relief’s or its Affiliate’s personnel or agents, including any employee, officer, advisor, or independent contractor employed or engaged by (or otherwise having an obligation to assign inventions to) Relief or its Affiliates); and/or (b) is invented, developed, authored, created, or reduced to practice by or on behalf of Acer or an Affiliate of Acer (or Acer’s or its Affiliate’s personnel or agents, including any employee, officer, advisor, or independent contractor employed or engaged by (or otherwise having an obligation to assign inventions to) Acer or its Affiliates) and (c) is not an Independent Invention; and (d) meets at least one of the following criteria: (i) is an improvement or modification to the Acer Technology (including but not limited to improvements or modifications to Product or its formulation and use of Product alone or in combination with other drugs); (ii) utilizes, incorporates, or reads upon any element of the Acer Technology; and (iii) is invented, developed, authored, created, or reduced to practice using the Acer Technology.

1.51 “IND” means an investigational new drug application, clinical trial application, clinical trial exemption or similar application or submission filed with or submitted to a Regulatory Authority in a jurisdiction that is necessary to commence human clinical trials in such jurisdiction, including any such application filed with the FDA pursuant to 21 C.F.R. Part 312.

1.52“Independent Invention” means any invention, discovery, advancement, development, creation, and intellectual property (including patent, copyright, trade secret and application of patent) which: (a) is invented, developed, authored, created, or reduced to practice by or on behalf of Relief or an Affiliate of Relief (or the personnel or agents of Relief or an Affiliate of Relief, including any employee, officer, advisor, or independent contractor employed or engaged by (or otherwise under an obligation to assign inventions to) Relief or an Affiliate of Relief); (b) does not utilize, incorporate, or read upon any element of the Acer Technology and is not invented, developed, authored, created, or reduced to practice using the Acer Technology; (c) is not to any extent invented, developed, authored, created, or reduced to practice by Acer (or Acer’s personnel or agents, including any employee, officer, advisor, or independent contractor employed or engaged by (or otherwise under an obligation to assign inventions to) Acer); and (d) is not related to, and does not arise from the performance of, any of the performance, transactions or arrangements contemplated by this Agreement, including Development or Commercialization.

1.53“JSC” has the meaning set forth in Section 2.1.

1.54“Know-How” means tangible and intangible information, techniques, technology, practices, trade secrets, inventions (whether patentable or not), processes, formulations, compounds, products, biological materials, cell lines (it being understood that any rights to use “Know-How” include the rights to use such cell lines), samples of assay components, media, designs, formulas, ideas, programs, software models, algorithms, developments, experimental works, protocols, methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and non-clinical and clinical data and results), compilations of data, other works of analytical and quality control data, results, descriptions, compositions of matter, regulatory submissions, minutes, correspondence and strategy.

1.55“Launch Costs” has the meaning set forth in Section 5.2(d).

1.56“Losses” has the meaning set forth in Section 7.1.

1.57“Loss of Market Exclusivity” means, on a country-by-country and indication-by-indication basis, one or more products are marketed in the country at issue for the indication at issue (a) each of which is a Generic Product, (b) each of which is approved in reliance on, and by reference to, the Regulatory Approval of Product being Commercialized by a Party or its Affiliates, or their respective licensees, assignees or successors, and (c) collectively capture at least 50% (by value) of all products that are bioequivalent to Product being Commercialized by a Party or its Affiliates, or their respective licensees, assignees or successors, in such country for such indication for the prior 12-month period.

1.58“Marketing Costs” mean, as to Product in the Acer Territory, the costs, including Allocable Overhead, of marketing, promotion, advertising, professional education, Product-related public relations, relationships with opinion leaders and professional societies, market research, healthcare economics studies and other similar activities directly related to Product.  Such costs will include both Acer internal costs (e.g., salaries, benefits, supplies and materials, etc.) as well as outside services and expenses (e.g., consultants, agency fees, meeting costs, etc.).  Marketing Costs will also include activities related to obtaining reimbursement from payers and costs of sales and marketing data.  Marketing Costs will specifically exclude the costs of activities which promote (a) Acer’s business as a whole without being specific to Product (such as corporate image advertising) or (b) products other than Product.

1.59“Milestone Payments” mean, collectively, the MSUD Milestone Payment and UCD Milestone Payment.

1.60“MSUD” means maple syrup urine disease.

1.61“Net Profits in the Acer Territory” mean, as to Product for a given period, the sum of the following for such period: (a) Net Sales in the Acer Territory; less (b) each of the following items: (i) Cost of Sales; (ii) Development Costs; (iii) Distribution Costs; (iv) Marketing Costs; (v) Other Operating Expense;  (vi)  Sales Costs; and (vii) any other FTE Costs of Acer associated with but not otherwise covered by any of the foregoing (“Other Costs”); provided, however, that for the avoidance of doubt, any Launch Costs which are covered by the Development Payments will not be deducted from Net Sales in the Acer Territory for purposes of calculating Net Profits in the Acer Territory.

1.62“Net Profit Term” means, on a country-by-country and indication-by-indication basis (but solely as to countries within the Acer Territory), the period from the Effective Date until the date when the later of the following three events to occur: (a) the last Acer Patent expires that Covered the manufacture, use, sale, offer for sale or import of Product in that country for such indication; (b) twelve (12) years from the First Commercial Sale of Product in that country for such indication; or (c) Loss of Market Exclusivity.

1.63“Net Sales” mean the gross amount of monies or cash equivalent or other consideration which is  received for sales, leases or other modes of transfer of Product by a Party or its Affiliates, or their respective licensees, assignees or successors, to a non-affiliated third party end user customer (subject to the Third Party List Price) less: (a) customary trade, quantity or cash discounts and rebates to the extent actually allowed and taken; (b) amounts repaid or credited to customers by reason of rejections or returns made of previously sold Product based on product defect; (c) to the extent separately stated on purchase orders, invoices or other documents of sale, taxes or other governmental charges (except filing fees) which are actually paid by or on behalf of a Party or its Affiliates, or their respective licensees, assignees or successors, for the production, sale, transportation, delivery or use of Product; and (d) reasonable charges for delivery or transportation of Product to customers through the use of third party delivery or transportation services, if separately stated and not charged to or reimbursed by the customer (provided, that in the calculation of Net Profits in the Acer Territory, any charges in this clause (d) shall not be deducted more than once – such as, for example, a potential second deduction as a portion of Distribution Costs).  The term “Net Sales” in the case of non-cash sales means the fair market value of all equivalent or other consideration received by a Party or its Affiliates, or their respective licensees, assignees or successors, for the sale, lease or transfer of Product to third party end user customers (subject to the Third-Party List Price).  For clarity:  (i) if a Party or its Affiliate sells or transfers Product to a licensee, Net Sales are to be calculated on such licensee’s sale to a third party and not on the sale or transfer price to such Party or its Affiliate; and (ii) if a Party or its Affiliate, or any licensee thereof, sells or transfers Product to a third party such as a wholesaler, specialty pharmacy, distributor or reseller that will conduct a further sale or transfer to a third party end user customer or other third party reseller, then Net Sales are to be calculated on the list price of such Party or its Affiliate, or any licensee thereof, as applicable (the “Third-Party List Price”).  If no Third-Party List Price is determined, then the Parties will agree in writing to an appropriate list price.

1.64“NDA” means a new drug application required for Regulatory Approval as a pharmaceutical product by the FDA or an equivalent application to the equivalent agency in any other country or group of countries (e.g., the marketing authorization application in the EU (“MAA”)).

1.65“Other Operating Expense” means, as to Product in the Acer Territory, other operating expense which is not otherwise covered, including the following: (a) expenses of inventory write‑offs; (b) the costs and expenses of prosecuting and maintaining patents and patent applications; (c) the costs and expenses of enforcing intellectual property rights or defending against the assertion of intellectual property rights; and (d) product liability insurance.

1.66“Party” or “Parties” has the meaning set forth in the preamble.

1.67“Patent Rights” means (a) the Acer Patents and (b) the BCM Patents.

1.68“Product” means a pharmaceutical composition or preparation which consists of or includes a taste-masked, immediate release formulation of sodium phenylbutyrate (“NaPB”), including for the potential treatment of various inborn errors of metabolism such as UCDs and MSUD.

1.69“Receiving Party” has the meaning set forth in Section 8.1.

1.70“Regulatory Approval” means all approvals, including pricing approvals, that are necessary for the commercial sale of Product in a given country.

1.71“Regulatory Authority” means any country, federal, supranational, state or local regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country, including the FDA and the European Medicines Agency.

1.72“Reimbursement Payment” has the meaning set forth in Section 5.2(a).

1.73“Relief” has the meaning set forth in the preamble.

1.74“Relief Indemnitees” has the meaning set forth in Section 7.2.

1.75“Relief Termination” has the meaning set forth in Section 3.3(a).

1.76“Relief Territory” means the world except for the Acer Territory.

1.77“Royalty Term” means, on a country-by-country and indication-by-indication basis (but solely as to countries within the Relief Territory), the period from the Effective Date until the date when the later of the following three events occurs: (a) the last Acer Patent expires that Covered the manufacture, use, sale, offer for sale or import of Product in that country for such indication; (b) twelve (12) years from the First Commercial Sale of Product in that country for such indication; or (c) Loss of Market Exclusivity.

1.78“Sales Costs” mean, as to Product in the Acer Territory, costs, including Allocable Overhead, identifiable to the sales of Product to all markets (including the managed care market), including the following: (a) costs associated with sales representatives, including compensation, benefits and travel; (b) the start-up and ongoing ramping costs associated with a sales force, including recruiting, relocation and other similar costs; (c) costs associated with supervision and training of sales representatives; (d) costs associated with sales meetings; and (e) other sales expenses.

1.79“Significant European Market” means Germany, Spain, United Kingdom, France or Italy.

1.80“Subject Technology” has the meaning prescribed to it under the BCM License.

1.81“Term” has the meaning set forth in Section 10.1.

1.82“Territories” means, collectively, the Acer Territory and the Relief Territory.

1.83“Third Party” means any person or entity other than Relief or Acer or an Affiliate of either Party.

1.84“Third Party Claim” has the meaning set forth in Section 7.1.

1.85“Third Party Royalties” mean royalties and other payments (including any upfront fees and milestone payments) payable to a Third Party in connection with the manufacture, use, offer for sale, sale or import of Product in the Acer Territory.

1.86“UCD(s)” means urea cycle disorder(s).

1.87“U.S.” means the United States of America and its territories and possessions.

1.88“U.S. Launch Plan” means the initial plan and budget for Development and Commercialization activities leading up to commercial launch of Acer Product in the U.S. for UCD and MSUD, which have been exchanged between and agreed to by the Parties prior to the Effective

Date.

Article 2
Governance

2.1Joint Steering Committee.  The Parties hereby establish a joint steering committee (the “JSC”) to oversee and coordinate Development and Commercialization in the Acer Territory and the Relief Territory, and to encourage and facilitate the ongoing cooperation and communication between the Parties regarding matters related to such activities.

2.2The JSC will in particular:

(a)Review and approve any material changes to the U.S. Launch Plan;

(b)Other than the U.S. Launch Plan, review and approve the plans for Development of Product (each, including as amended, a “Development Plan”) in any jurisdiction, whether leading up to Regulatory Approval or following Regulatory Approval, and any material modifications to any such Development Plan;

(c)Monitor progress of each Development Plan, review relevant Development Data and timely share information on progress of Development;

(d)Review Acer’s contractual establishment, qualification and maintenance of the manufacturing facilities and processes for purposes of manufacture and supply of Product for Development and Commercialization;

(e)Decide to advance, suspend or terminate Development of Product (on a country-by-country and indication-by-indication basis) at key decision points, including, but not limited to, the initiation or continuation of clinical trials and filing of applications for Regulatory Approval;

(f)Other than the U.S. Launch Plan, review and approve plans for Commercialization of Product in any jurisdiction, including with respect to identifying jurisdictions to pursue and access to those markets, activities leading up to launch in such jurisdiction of Product, reimbursement status of Product in a jurisdiction, and other relevant considerations for Commercialization in a particular jurisdiction;

(g)Serve as a forum for the discussion of any safety, scientific or technical concerns regarding Development, Commercialization or the manufacture and supply of Product;

(h)Serve as a forum for the discussion of intellectual property strategy with respect to Product, including reviewing and updating such strategy; and

(i)Perform such other appropriate activities and functions and make such other appropriate decisions as agreed by the Parties in writing.

2.3Limitations of JSC Authority.  The JSC will only have the powers expressly assigned to it in this Article 2 and elsewhere in this Agreement and will not have the authority to: (a) modify or amend the terms and conditions of this Agreement; or (b) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement.

2.4JSC Membership and Meetings.

(a)JSC Members.  The JSC will consist of six (6) members, with three (3) appointed by Acer and three (3) appointed by Relief, each of whom will have appropriate technical credentials, experience, knowledge and authority within such Party’s organization and one (1) of such appointed members of the JSC by each Party will be a key person (each, a “Key Person”) to oversee such Party’s efforts with respect to Development and Commercialization in its Territory.  Initial members for the JSC will constitute: Relief nominees, Raghuram (Ram) Selvaraju, Paul Waymack, and a third person to be identified by Relief to Acer in writing prior to the first meeting of the JSC; and Acer nominees, Chris Schelling, John Klopp and Matt Seibt.  Within thirty (30) days following the Effective Date, each Party will designate its initial Key Person.  Each Party may replace its representatives on the JSC by written notice to the other Party.  The Parties will alternate, on a meeting-by-meeting basis, in appointing one (1) of their representatives on the JSC to act as the chairperson of the JSC for the meeting.  The chairperson will prepare and circulate agendas prior to each JSC meeting and subsequently promptly provide to the Parties reasonably detailed drafts of the minutes of each such meeting.  The Parties will promptly discuss any comments on such minutes and finalize the minutes no later than seven (7) days prior to the date of the next JSC meeting.

(b)Meetings. The JSC will hold meetings at such times as it elects to do so, but such meetings will be held at least once every calendar month unless the JSC decides on a different frequency.  Meetings of the JSC may be held in person, or by audio or video teleconference, at the JSC’s discretion, with in-person JSC meetings being held at locations selected on an alternating basis by the Parties.  Each Party will be responsible for all of its own expenses in connection with participating in the JSC meetings.

(c)Non-Member Attendance.  Each Party may from time to time invite a reasonable number of its representatives, who are not members of the JSC, to attend the JSC meetings in a non-voting capacity; provided, that such participants are bound by confidentiality and non-use obligations consistent with the terms of this Agreement; and provided, further, that each Party will provide reasonable prior written notice to the other Party if it has invited any Third Party (including any consultant) to attend such a meeting and the attendance of such Third Party will be subject to the consent of the other Party.

2.5Decision-Making.

(a)All decisions of the JSC will be made by unanimous vote, with each Party’s representatives collectively having one (1) vote.  No vote of the JSC may be taken unless at least one of each Party’s representatives is present for the vote.  Each Party will be responsible for ensuring that, at all times, its representatives on the JSC act reasonably and in good faith in carrying out their respective responsibilities hereunder.

(b)If the JSC cannot reach consensus with regard to any matter within its authority within fifteen (15) Business Days after such matter has been presented for the JSC’s attention, then split decisions will be decided by the Relief representatives to the extent primarily related to Development or Commercialization in the Relief Territory and by the Acer representatives to the extent primarily related to Development and Commercialization in the Acer Territory.  Notwithstanding the foregoing, any split decision regarding any other matter or any split decision by the JSC that relates to safety or chemistry, manufacturing and controls (CMC) will be resolved only following good faith discussions between the Executive Officers (as defined below) to resolve such issue within fifteen (15) Business Days from the date upon which such matter is referred to them.  In the event that such Executive Officers are unable to resolve such issue within fifteen (15) Business Days of the issue being referred to them, then Acer’s Executive Officer will have the tie-breaking vote; provided, however, that, in each case, Acer’s Executive Officer will give good faith consideration to Relief’s position and make reasonable efforts to take Relief’s position into account in making such decision.

Article 3
Development

3.1Technology Transfer for Developing Product. At Relief’s expense (including Acer’s FTE Costs and out-of-pocket expenses in connection therewith), Acer will transfer Acer Know-How to Relief starting within fifteen (15) Business Days after the Effective Date for Development in the Relief Territory, including all information to the extent in its possession concerning Acer Product necessary for the Development and Commercialization thereof, including information regarding its characterization, summaries of the status of its Development, all INDs filed anywhere in the world with respect to Acer Product, all human clinical trial data and results related to Acer Product and all existing IND-enabling data. For avoidance of doubt, Acer's obligation to support and provide Relief with Acer Know-How shall be ongoing throughout the Term of this Agreement.

(a)Upon Relief's request, Acer shall provide Relief with all then currently available Development Data and other information that is necessary or reasonably useful for Relief to Develop and Commercialize the Acer Product in the Relief Territory. Any unreasonable delay by Acer in providing information that is necessary or useful in the Development or Commercialization of the Acer Product in the Relief Territory shall toll the time for Relief to meet the timing requirements set forth in Section 3.2 and will be extended by the amount of time of Acer's unreasonable delay.

(b)The Parties shall each prepare quarterly written updates on Improvements and the Acer Technology, which shall include at least a description of (i) newly developed Improvements and Acer Know-How, (ii) strategy and activities for further Improvements and Acer Know-How, and (iii) current status, strategy, and activities for Acer Patents, BCM Patents and patenting of any Improvements, which updates shall be provided to the JSC in advance of the next scheduled JSC meeting as set forth in Section 2, and each Party shall have the right to reasonably request additional information from the other Party regarding the status and progress in this regard. Such updates will include activities undertaken by or on behalf of each Party since the last update was delivered, and the activities undertaken by or on behalf of each Party during the next twelve (12)-month period and the expected timing of such activities (including the estimated dates of initiation and completion of such activities).

3.2Development.  Each Party will be responsible, at its own expense, for conducting Development in its Territory and as set forth in this Section 3.2.

(a)Each Party will exercise Commercially Reasonable Efforts for Development in its Territory.  Acer will be deemed to have exercised Commercially Reasonable Efforts for Development in the Acer Territory if an NDA is submitted to the FDA for use of Acer Product in a UCD within five (5) months of a successful pre-NDA meeting with the FDA.  Relief will be deemed to have exercised Commercially Reasonable Efforts for Development in the Relief Territory if: (i) the First Commercial Sale of Product in a UCD by Relief occurs in at least one Significant European Market prior to the later of (A) December 31, 2023 or (B) twelve (12) months following Regulatory Approval by the FDA for use of Acer Product in a UCD; or (ii) Relief submits an MAA for use of Acer Product in MSUD in at least one Significant European Market no later than twelve (12) months following Regulatory Approval by the FDA for use of Acer Product in MSUD.

(b)Acer will provide Relief with reasonable assistance for Regulatory Approvals in the Relief Territory at Relief’s expense, including Acer’s FTE Costs and out-of-pocket expenses in connection therewith.

(c)Neither Party will take action in respect of Development in its Territory that would reasonably be expected to materially adversely impact the ability of the other Party to obtain Regulatory Approval or to Commercialize in the other Party's Territory.

(d)At Relief’s expense, Acer will supply Acer Product to Relief for Development in the Relief Territory at Acer’s Fully Burdened Manufacturing Cost.  Such supply will be subject to a separate Clinical Supply and Quality Agreement (the “Clinical Supply and Quality Agreement”) to be negotiated in good faith (based on Acer’s agreements with Third Party CDMCs for the manufacture and supply of Acer Product) promptly following the Effective Date.

(e)All Development of Product in the Relief Territory will be set forth in a series of Development Plans approved by the JSC.

3.3Relief Termination.

(a)Notwithstanding any other provision of this Agreement to the contrary, Relief may for any reason in its sole discretion decide on three (3) months’ written notice (or any shorter period to which Acer agrees in its sole discretion) to not proceed with Development and Commercialization in all countries within the Relief Territory or Relief may decide on thirty (30) days written notice (or any shorter period to which Acer agrees in its sole discretion) delivered not before January 3, 2022 to not proceed with Development and Commercialization in all countries within the Relief Territory if an NDA for the Acer Product for a UCD has not been accepted for review by the FDA (a “Relief Termination”), in which case (A) Relief will not be responsible for any further monetary or other obligations to Acer that accrue following a Relief Termination, but without limiting its obligations for activities and obligations prior to such cessation, (B) all payments made by Relief as of the Relief Termination (i.e., Milestone Payments, the Reimbursement Payment, the Development Payments (notwithstanding the provisions of Section 5.2(d) for this purpose) and any other payments and reimbursements) are non-refundable and (C) all rights and data with respect to Product will thereupon revert or transfer to Acer; provided, however, that after commercial launch of Product occurs in at least one Significant European Market, Relief may decide to not proceed with Development and Commercialization in one or more countries within the Relief Territory which are identified to Acer in writing (the “Excluded Countries”) without triggering a Relief Termination so long as Relief continues to exercise Commercially Reasonable Efforts for Development and Commercialization for the remaining countries within the Relief Territory and otherwise performs this Agreement in accordance with its terms, with Relief agreeing that any Excluded Countries shall, following such identification by Relief to Acer in writing, be excluded from the Relief Territory for purposes of this Agreement.

(b)In the event of a Relief Termination, (i) the Acer Territory will be the entire world for purposes of Product, (ii) all rights and responsibilities of Relief with respect to Development will revert to Acer, (iii) Relief will transfer sponsorship of the management of any Development in the Relief Territory to Acer to the extent requested by Acer and (iv) Acer will thereafter be free to Develop and Commercialize anywhere in the world in its sole discretion and at its sole expense, provided that Relief will be responsible for the monetary obligations under Article 5 accrued as of the Relief Termination.

(c)If a clinical trial for Product is terminated or any Development is ended while a clinical trial is ongoing (the “Terminated Trial”), then the Party responsible for the Territory in which the Terminated Trial occurred will be responsible for the orderly wrapping up of such trial consistent with good clinical practices and the costs of such activities.

3.4Performance by the Parties.  Each Party will perform Development Activities in in accordance with the terms and conditions of this Agreement and Applicable Laws, including GCP and GMP to the extent applicable.  If there is any conflict between performance in accordance with Applicable Laws and this Agreement, performance in accordance with Applicable Laws will prevail.

3.5Safety Data Exchange.  The Parties will negotiate in good faith promptly following the Effective Date a safety data exchange agreement regarding Product, which will set forth standard operating procedures governing the collection, investigation, reporting and exchange of information concerning adverse drug reactions/experiences sufficient to permit each Party to comply with its regulatory and other legal obligations within the applicable timeframes (the “Pharmacovigilance Agreement”).  The Pharmacovigilance Agreement will (a) identify which Party will be responsible for the timely reporting of all relevant adverse drug reactions/experiences, Product complaints and safety data relating to Product to the appropriate Regulatory Authorities in both the Relief Territory and the Acer Territory in accordance with all Applicable Laws and (b) allow each Party to comply with all regulatory and legal requirements regarding the management of safety data by providing for the exchange of relevant information in the appropriate format within applicable timeframes.

Article 4
COMMERCIALIZATION

4.1Commercialization of Product in the Territories.  Relief will be responsible for and will use Commercially Reasonable Efforts to Commercialize in the Relief Territory following Regulatory Approval.  Acer will be responsible for and will use Commercially Reasonable Efforts to Commercialize in the Acer Territory following Regulatory Approval.  Relief will have exclusive rights to the respective Regulatory Approvals in the Relief Territory during the Term and Acer will own all Regulatory Approvals in the Territories.  Neither Party will take action in respect of Commercialization in its Territory that would reasonably be expected to materially adversely impact the ability of the other Party to obtain Regulatory Approval or to Commercialize in the other Party's Territory.

4.2Commercial Supply.  Acer will supply in bulk form Acer Product to Relief for Commercialization in the Relief Territory at Acer’s Fully Burdened Manufacturing Cost.  Such supply will be subject to a separate Commercial Supply and Quality Agreement (the “Commercial Supply and Quality Agreement”) to be negotiated in good faith (based on Acer’s agreements with Third Party CDMCs for the manufacture and supply of Acer Product) following the Effective Date.  Relief will be responsible for packaging, labelling, serialization and distribution of Product; provided, however, that, as will be set forth in the Commercial Supply and Quality Agreement, Acer can either support content uniformity testing after packaging in pouches (all other release testing will be done on bulk drug product) or transfer the method to Relief.

4.3Product Recalls.  In the event that any Regulatory Authority issues or requests a recall or takes similar action in connection with Product, or in the event a Party reasonably believes that an event, incident or circumstance has occurred that may result in the need for a voluntary or mandatory recall, market withdrawal or other corrective action regarding Product, such Party will promptly advise the other Party (in the case of Relief, the Chief Executive Officer or another senior executive designated in advance by the Chief Executive Officer; and in the case of Acer, the Chief

Executive Officer or another senior executive designated in advance by the Chief Executive Officer) thereof by telephone or email.  Relief will decide and have control of whether to conduct a recall or market withdrawal (except in the event of a recall or market withdrawal mandated by a Regulatory Authority, in which case it will be required) or to take other corrective action in any country in Relief Territory and the manner in which any such recall, market withdrawal or corrective action will be conducted; provided, that Acer will have the right to participate in any meetings and to review and comment in advance on any communications with a Regulatory Authority in connection with a recall or pharmacovigilance matter in the Relief Territory and Relief will notify Acer prior to making any public disclosure of the recall, market withdrawal or corrective action and will keep Acer regularly informed regarding any such recall, market withdrawal or corrective action.  Recall costs in the Relief Territory will be borne solely by Relief.  Acer will decide and have control of whether to conduct a recall or market withdrawal (except in the event of a recall or market withdrawal mandated by a Regulatory Authority, in which case it will be required) or to take other corrective action in any country in the Acer Territory and the manner in which any such recall, market withdrawal or corrective action will be conducted; provided, that Acer will notify Relief prior to making any public disclosure of the recall, market withdrawal or corrective action and will keep Relief regularly informed regarding any such recall, market withdrawal or corrective action.  Recall costs in the Acer Territory will be borne by the Parties as they will be included in Distribution Costs.  The Parties will exercise reasonable cooperation between them, as appropriate, to resolve Product complaints and share related data.

4.4Pharmacovigilance. Unless otherwise set forth in the Pharmacovigilance Agreement, the Parties will jointly maintain a global database with Relief responsible for all activities in the Relief Territory and Acer responsible for all activities in the Acer Territory.

Financial provisions

5.1Cost for Developing and Commercializing Product.  Other than the payments to be made by Relief to Acer pursuant to this Agreement and the costs that will be incorporated into the calculation of Net Profits in the Acer Territory, each Party will be responsible for the costs and expenses for Development (including Regulatory Approval) and Commercialization in its respective Territory.

5.2Reimbursement, Milestone and Development Payments.

(a)Within fifteen (15) Business Days following the Effective Date, Relief will pay Acer Fourteen Million Dollars ($14,000,000), which is a reimbursement to Acer for expenses related to Development prior to the Effective Date (the “Reimbursement Payment”); provided, however, that any portion of the Reimbursement Payment (up to the maximum amount owed) may be offset, at the election of Relief, against the outstanding liability of Acer under that certain Promissory Note payable by Acer to Relief dated January 25, 2021 in the original principal amount

Four Million Dollars ($4,000,000).  For the avoidance of doubt, the Reimbursement Payment will be fully earned and not contingent upon any future performance or occurrence.

(b)Within fifteen (15) Business Days following Regulatory Approval in any country in the European Union of Acer Product for a UCD, Relief will pay Acer Four Million Dollars ($4,000,000) (the “UCD Milestone Payment”).

(c)Within fifteen (15) Business Days following the Regulatory Approval in any country in the European Union of Acer Product for MSUD, Relief will pay Acer Two Million Dollars ($2,000,000) (the “MSUD Milestone Payment”).

(d)Relief will pay Acer Ten Million Dollars ($10,000,000) (the “First Development Payment”), of which $5,000,000 is payable by April 30, 2021 and $5,000,000 is payable by June 30, 2021. Within fifteen (15) Business Days after the NDA for the Acer Product for a UCD has been accepted for review by the FDA, Relief will pay Acer another Ten Million Dollars ($10,000,000) (the “Second Development Payment” and, with the First Development Payment, the “Development Payments”). The Development Payments will be used to pay for the costs and expenses of Development following the Effective Date as well as Commercialization activities leading up to (and for) the commercial launch in the U.S. of Acer Product for UCD and MSUD pursuant to the U.S. Launch Plan, including Acer’s FTE Costs and out-of-pocket expenses in connection therewith (collectively, the “Launch Costs”).  Acer shall provide Relief with invoices of such Development and Launch Costs for reconciliation on a quarterly basis, within sixty (60) days from the end of each calendar quarter.  If the First Commercial Sale of Acer Product by or on behalf of Acer in the U.S. for UCD or MSUD occurs prior to such Development and Launch Costs aggregating Twenty Million Dollars ($20,000,000), then Acer shall promptly return to Relief, but not later than sixty (60) days following such First Commercial Sale, the difference between the amount of the Development Payments received and the total of such Development and Launch Costs. For the avoidance of doubt, after the First Commercial Sale of Acer Product in the U.S. for UCD or MSUD, any Development Costs shall be part of the calculation of Net Profits in the Acer Territory.

5.3Commercialization of Product in the Relief Territory.  From the Effective Date through the end of the earlier of the Royalty Term or the termination of this Agreement, Relief shall pay to Acer fifteen percent (15%) of all Net Sales for each calendar quarter for Commercialization on a country-by-country and indication-by-indication basis in the Relief Territory (each, a “Royalty Payment”).

5.4Commercialization of Product in the Acer Territory.  From the Effective Date through the end of the earlier of the Net Profit Term or the termination of this Agreement, Acer shall pay to Relief sixty percent (60%) of all Net Profits in the Acer Territory for each calendar quarter for Commercialization on a country-by-country and indication-by-indication basis in the Acer Territory (each, a “Net Profit Payment”).

5.5Payments; Reports.  All payments due from a Party under Sections 5.3 and 5.4 will be calculated and reported to the other Party for each calendar quarter within thirty (30) days following the end of the applicable calendar quarter.  Each Royalty Payment will include a report by Relief detailing the Net Sales in the Relief Territory for the applicable calendar quarter with reasonable detail regarding the basis of the payment made, including, on a country-by-country basis, the volume of Product sold, the gross sales and Net Sales of Product, the amount payable, the method used to calculate such amount and the exchange rates used.  Each Net Profit Payment will include a report by Acer detailing the Net Profits in the Acer Territory for the applicable calendar quarter with reasonable detail regarding the basis of the payment made, including, on a country-by-country basis, the volume of Product sold, applicable Net Sales,  Cost of Sales, Development Costs, Distribution Costs, Marketing Costs, Other Operating Expense, Other Costs and Sales Costs, the amount payable, the method used to calculate the such amounts and the exchange rates used.

5.6Currency; Exchange Rate.  All payments to be made under this Agreement will be made in US Dollars by bank wire transfer in immediately available funds to a bank account designated by written notice from the receiving Party.  When conversion of payments from any foreign currency is required, such conversion will be at an exchange rate equal to the average of the daily rates of exchange for the currency of the country from which such payments are payable as published by The Wall Street Journal, Western U.S. Edition during the quarter for which a payment is due.

5.7Late Payments.  If a Party does not receive payment of any sum due to it on or before the due date therefor, simple interest will thereafter accrue on the sum due to such Party from the due date until the date of payment at a per-annum rate of three percent (3%).  The payment of such interest will not limit the Party entitled to payment from exercising any other rights it may have as a consequence of the lateness of any payment.

5.8Financial Records; Audit.

(a)Each Party will keep, and require its Affiliates to keep, reasonably detailed, fair and true books of accounts and records for the purpose of determining the amounts payable to the other Party pursuant to this Agreement.  Such books and records will be kept for at least three (3) full years following the end of the year to which they pertain.

(b)Each Party will allow an independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party to audit its records for such year to verify the accuracy of any financial report furnished by such Party and any amounts to be shared or paid under this Agreement for the preceding three (3) full years.  Such audits may be exercised during normal business hours upon reasonable prior written notice by a Party to the other Party.  The cost of such any audit will be borne by the Party requesting such audit, unless the audit discloses an underpayment or an overpayment by the audited Party of more than ten percent (10%) of the amount of payments due under this Agreement for any applicable quarter, in which case the audited Party will bear the cost of such audit.

(c)Any amounts shown to be owed but unpaid, or overpaid and in need of refund, will be paid or refunded (as the case may be) within twenty-five (25) days after the accountant’s report, plus interest (as set forth in Section 5.7) from the original due date.

5.9Tax.

(a)Taxes on Income.  Each Party will be solely responsible for the payment of all taxes imposed on its share of income, including any payments received, as contemplated in this Agreement.

(b)Tax Cooperation.  The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of any payments made by a Party to the other Party under this Agreement.

(c)Payment of Tax.  To the extent a Party is required by Applicable Laws to deduct and withhold taxes on any payment to the other Party, the paying Party will pay the amounts of such taxes to the proper tax authority in a timely manner and promptly transmit to the other Party an official tax certificate or other evidence of such withholding sufficient to enable such other Party to claim such payment of taxes.

Article 6
Representations, Warranties and covenants

6.1Mutual Representations and Warranties.  Each Party hereby represents, warrants and covenants (as applicable) to the other Party as follows:

(a)Corporate Existence and Power.  It is a company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b)Authority and Binding Agreement.  As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)No Conflict; Covenant.  It is not a party to any agreement that would materially prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement.

(d)Compliance with Law. It will comply in all material aspects with all Applicable Laws in the course of performing its obligations and exercising its rights under this Agreement.

6.2Additional Representations and Warranties of Acer.  Acer represents, warrants and covenants (as applicable) to Relief that:

(a)Acer (i) has the right to grant the Acer Technology License and the Acer Sublicense; and (ii) has not granted and will not grant any right to any Third Party that would conflict with or adversely affect the Acer Technology License or the Acer Sublicense;

(b)As of the Effective Date, there are no actual, pending or, to Acer’s knowledge, alleged or threatened adverse actions, suits, proceedings or claims against Acer involving Product or Acer Technology, including but not limited to Acer’s ability to develop, make, have made, use, sell, have sold, offer to sell, Commercialize or import Product or Acer Technology, the validity of the Acer Technology, or ownership of Product or Acer Technology, nor has Acer received any written communication from any Third Party, including any Regulatory Authority or other government agency, threatening such action, suit, proceeding or claim;

(c)As of the Effective Date, neither Acer nor any of its Affiliates has filed any regulatory filing for marketing approval of Product in the Relief Territory;

(d)Acer is not debarred or disqualified under the United States Federal Food, Drug and Cosmetic Act or comparable Applicable Laws in the Territory and it has not employed or used the services of any person who is debarred or disqualified in connection with activities relating to any pharmaceutical products; and

(e)As of the Effective Date and other than with respect to the matters described in Acer’s public filings, there are no legal claims, judgments or settlements against or owed by Acer or any of its Affiliates or pending or, to Acer’s knowledge, threatened, in each case, relating to antitrust, anti-competition, anti-bribery, corruption violations, or other violations of the securities laws of the United States.

6.3Additional Representations and Warranties of Relief.  Relief represents, warrants and covenants (as applicable) to Acer that:

(a)Relief is not debarred or disqualified under the United States Federal Food, Drug and Cosmetic Act or comparable Applicable Laws in the Territory and it has not employed or used the services of any person who is debarred or disqualified in connection with activities relating to any pharmaceutical products; and

(b)As of the Effective Date, there are no legal claims, judgments or settlements against or owed by Relief or any of its Affiliates or pending or, to Relief’s knowledge, threatened,

in each case, relating to antitrust, anti-competition, anti-bribery or corruption violations.

6.4Acer Covenants.  In addition to any covenants made by Acer elsewhere in this Agreement, Acer hereby covenants to Relief as follows:

(a)Acer will conduct the Development Activities and Commercialization performed by it under this Agreement in a competent and professional manner and the personnel assigned to perform Development Activities and Commercialization by Acer under this Agreement will be qualified and professionally capable of performing such Development Activities and Commercialization;

(b)Acer will not knowingly, during any period in which it conducts Development, employ or use the services of any person who is debarred or disqualified in connection with activities relating to Product; and, in the event that Acer becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to Acer with respect to any activities relating to Product, Acer will immediately notify Relief in writing and Acer will cease employing, contracting with or retaining any such person to perform any services relating to Product;

(c)Acer will not, in connection with the performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise, or offer to give or authorize the giving, of anything of value to a public official or entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, nor will Acer directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other person in connection with the performance of Acer’s obligations under this Agreement;

(d)Acer will not, in connection with the performance of its obligations under this Agreement, directly or indirectly through Third Parties, engage in anti-competitive business practices, such as, but not limited to, price fixing, price collusion, pay-for-delay, or other anti-competitive business practices in violation of applicable antitrust or anticompetition laws.

(e)Acer and its employees and contractors, in connection with the performance of Acer’s obligations under this Agreement, will not knowingly cause Relief to be in violation of the FCPA, the Export Control Laws or any other Applicable Laws;

(f)Acer will immediately notify Relief if it has any information or suspicion that there may be a violation of the FCPA, the Export Control Laws or any other Applicable Laws in connection with the performance of its obligations under this Agreement; and

(g)During the Term, and except pursuant to this Agreement, neither Acer nor any of its Affiliates, nor any of their respective licensees, assignees or successors, shall directly or indirectly seek Regulatory Approval for or Commercialize any product which is bioequivalent to Product or contains phenylbutyrate.

6.5Relief Covenants.  In addition to any covenants made by Relief elsewhere in this Agreement, Relief hereby covenants to Acer as follows:

(a)Relief will conduct the Development Activities and Commercialization performed by it under this Agreement in a competent and professional manner and the personnel assigned to perform Development Activities and Commercialization by Relief under this Agreement will be qualified and professionally capable of performing such Development Activities and Commercialization;

(b)Relief will not knowingly, during any period in which it conducts Development, employ or use the services of any person who is debarred or disqualified in connection with activities relating to Product; and, in the event that Relief becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to Relief with respect to any activities relating to Product, Relief will immediately notify Acer in writing and Relief will cease employing, contracting with or retaining any such person to perform any services relating to Product;

(c)Relief will not, in connection with the performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise, or offer to give or authorize the giving, of anything of value to a public official or entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, nor will Relief directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other person in connection with the performance of Relief’s obligations under this Agreement;

(d)Relief will not, in connection with the performance of its obligations under this Agreement, directly or indirectly through Third Parties, engage in anti-competitive business practices, such as, but not limited to, price fixing, price collusion, pay-for-delay, or other anti-competitive business practices in violation of applicable antitrust or anticompetition laws.

(e)Relief and its employees and contractors, in connection with the performance of Relief’s obligations under this Agreement, will not knowingly cause Acer to be in violation of the FCPA, the Export Control Laws or any other Applicable Laws;

(f)Relief will immediately notify Acer if it has any information or suspicion that there may be a violation of the FCPA, the Export Control Laws or any other Applicable Laws in connection with the performance of its obligations under this Agreement;

(g)Relief acknowledges and agrees that Acer’s rights to the (i) BCM Patents and (ii) Subject Technology are subject to the terms, obligations and conditions of the BCM License.  Relief hereby covenants to abide by the terms and conditions of the BCM License, including Section 8.1 of the BCM License, as a condition of the Acer Sublicense, except that Relief will have no milestone or royalty payment obligations to BCM since Acer will continue to have the sole obligation to make all milestone and royalty payments under the BCM License; and

(h)During the Term, and except pursuant to this Agreement, neither Relief nor any of its Affiliates, nor any of their respective licensees, assignees or successors, shall directly or indirectly seek Regulatory Approval for or Commercialize any product which is bioequivalent to Product or contains phenylbutyrate.

6.6Performance by Affiliates and Subcontractors.  The Parties recognize that each Party may perform some or all of its obligations or exercise some or all of its rights under this Agreement through one or more Affiliates or subcontractors; provided, in each case, that (a) none of the other Party’s rights hereunder are diminished or otherwise adversely affected as a result of such delegation or subcontracting, and (b) each such Affiliate or subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information and ownership of intellectual property rights which are substantially the same as those undertaken by the Parties pursuant to Article 8 and Article 9; and provided, further, that such Party will at all times be fully responsible for the performance and payment of such Affiliate, subcontractor, licensee or sublicensee.

6.7Disclaimer.  EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 6, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY.  ALL SUCH REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.  Each Party understands that Product is the subject of ongoing Development and that neither Party can assure that any Product can be successfully Developed and Commercialized.

Article 7
Indemnification; limitation of liability

7.1Indemnification by Relief.  Relief hereby agrees to defend, hold harmless and indemnify each of Acer, its Affiliates and their agents, shareholders, directors, officers, employees and consultants and successors and assigns of any of the foregoing (the “Acer Indemnitees”) from and against any and all liabilities, expenses and losses, including reasonable legal expenses and attorneys’ fees (collectively “Losses”), incurred by any Acer Indemnitee as a result of any suits, claims, actions and demands brought by a Third Party (each, a “Third Party Claim”) arising directly or indirectly out of (a) any breach of any representations, warranties, covenants or agreements by Relief under this Agreement (including a breach of the BCM License), (b) the negligence or willful misconduct of any Relief Indemnitee or (c) the research, Development, manufacture, use, handling, storage, Commercialization or other disposition of Product by Relief or any of its Affiliates, or any of their respective licensees, assignees or successors.  Relief’s obligation to indemnify the Acer Indemnitees pursuant to the foregoing sentence will not apply to the extent that any such Losses arise from any activities set forth in Section 7.2 for which Acer is obligated to indemnify Relief Indemnitees under Section 7.2.  Furthermore, Relief hereby agrees to indemnify the HHMI Indemnitees (as defined in the BCM License) by counsel reasonably acceptable to HHMI (as defined in the BCM License) and to hold the HHMI Indemnitees harmless from and against any HHMI Claims (as defined in the BCM License) based upon arising out of or otherwise relating to the BCM License or this Agreement, including any cause of action relating to product liability, or the use, handling, storage or disposition of Product and Acer Technology by Relief or others who possess Product and Acer Technology through a chain of possession leading back, directly or indirectly, to Relief.  The previous sentence will not apply to any HHMI Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI Indemnitee.  Relief further agrees not to settle any HHMI Claim against an HHMI Indemnitee without HHMI's written consent where (i) such settlement would include any admission of liability on the part of any HHMI Indemnitee, (ii) such settlement would impose any restriction on any HHMI Indemnitee’s conduct of any of its activities or (iii) such settlement would not include an unconditional release of all HHMI Indemnitees from all liability for claims that are the subject matter of the settled claim.

7.2Indemnification by Acer.  Acer hereby agrees to defend, hold harmless and indemnify Relief, its Affiliates and their agents, shareholders, directors, officers, employees and consultants and successors and assigns of any of the foregoing (the “Relief Indemnitees”) from and against any and all Losses incurred by any Relief Indemnitee as a result of any Third Party Claims arising directly or indirectly out of (a) any breach of any representations, warranties, covenants or agreements by Acer under this Agreement, (b) the negligence or willful misconduct of any Acer Indemnitee or (c) the research, Development, manufacture, use, handling, storage, Commercialization or other disposition of Product by Acer or any of its Affiliates, or any of their respective licensees, assignees or successors.  Acer’s obligation to indemnify the Relief Indemnitees pursuant to the foregoing sentence will not apply to the extent that any such Losses arise from any activities set forth in Section 7.1 for which Relief is obligated to indemnify Acer Indemnitees under Section 7.1.

7.3Procedure.  The indemnified Party will provide the indemnifying Party with prompt notice of the claim giving rise to the indemnification obligation pursuant to this Article 7 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that the indemnifying Party will not enter into any settlement for damages other than monetary damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld.  The indemnified Party will have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party.  If the Parties cannot agree as to the application of Sections 7.1 and 7.2 to any particular Third-Party Claim, the Parties may conduct separate defenses of such Third Party Claim.  Each Party reserves the right to claim indemnity from the other in accordance with Sections 7.1 and 7.2 above upon resolution of the underlying claim, notwithstanding the provisions of this Section 7.3 requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit.  The failure to deliver written notice to the indemnifying Party within a reasonable time after the commencement of any action with respect to a Third Party Claim will only relieve the indemnifying Party of its indemnification obligations under this Article 7 if and to the extent the indemnifying Party is actually prejudiced thereby.

7.4Limitation of Liability. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES OR LOSS OF PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 7.4 IS INTENDED TO OR WILL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 7.1 OR 7.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 8.

7.5Insurance.  Each Party, at its own expense, will maintain product liability and other appropriate insurance (or self-insure) in an amount consistent with sound business practice in the region(s) where the Party operates and reasonable in light of its obligations under this Agreement.  Each Party will provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.

Article 8
Confidentiality

8.1Confidentiality.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party (in such capacity, the “Receiving Party”) agrees that, for the Term and for a period of ten (10) years thereafter, it will keep confidential and will not publish or otherwise disclose and will not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party (in such capacity, the “Disclosing Party”).  Pursuant to Section 9.1, all Development Data shall be deemed as Confidential Information of Acer.  The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its, and its Affiliates’, employees, directors, officers, agents, consultants, advisors (including legal, accounting or other professional advisors) and other representatives (collectively the “Representatives”) do not disclose or make any unauthorized use of the Confidential Information.  The Receiving Party may disclose Confidential Information only to its

Representatives on a need-to-know basis, and the Receiving Party shall have executed appropriate written agreements with its Representatives sufficient to enable it to comply with all the provisions of this Agreement, and the Receiving Party will be responsible for the acts or omissions of such Representatives with regards to any breach of the confidentiality obligations herein by such Representatives.  The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information and will cooperate with the Disclosing Party in every reasonable way to help the Disclosing Party regain possession of the Confidential Information and prevent its further unauthorized use or disclosure.  The foregoing confidentiality and non-use obligations will not apply to any portion of the Confidential Information that the Receiving Party can demonstrate by competent written proof:

(a)was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d)is subsequently disclosed to the Receiving Party by a Third Party who has a legal right to make such disclosure without any obligation of confidentiality; or

(e)is subsequently independently discovered or developed by the Receiving Party without the aid, application or use of the Disclosing Party’s Confidential Information, as evidenced by written records.

8.2Authorized Disclosure.  Notwithstanding the obligations set forth in Section 8.1, the Receiving Party may disclose the Disclosing Party’s Confidential Information and the terms of this Agreement to the extent:

(a)such disclosure is reasonably necessary for (i) Development or Commercialization or manufacture or supply of any Product, including obtaining and maintaining Regulatory Approval or patent protection, pursuant to the terms of this Agreement; or (ii) prosecuting or defending litigation as contemplated by this Agreement;

(b)such disclosure is reasonably necessary: (i) to the Receiving Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to the Receiving Party, provided, that in each such case on the condition that such directors, attorneys, independent accountants and financial advisors are bound in writing by confidentiality and non-use obligations consistent with those contained in this Agreement; or (ii) to actual or potential investors, acquirers, licensors, licensees, collaborators or other business partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, license or collaboration; provided that in each such case on the condition that such disclosures are bound in writing by confidentiality and non-use obligations consistent with those contained in this Agreement; or

(c)such disclosure is required by Applicable Laws, including judicial or administrative process.  Confidential Information that is disclosed under this Section 8.2(c) will remain otherwise subject to the confidentiality and non-use provisions of this Article 8, and the Party disclosing Confidential Information pursuant to Applicable Laws may disclose, but only to the extent so required, and will take all steps reasonably necessary, including seeking of confidential treatment or a protective order to ensure the continued confidential treatment of such Confidential Information.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 8.2(a)(ii) or Section 8.2(c), it will give reasonable advance written notice to the other Party of such disclosure to allow the other Party a reasonable opportunity to seek a protective order or equivalent and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts.  In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.  Any such disclosure, however, will not relieve such Party of its obligations as the Receiving Party contained herein.

8.3Public Announcements.

(a)Publicity.  Subject to the rest of this Section 8.3, no Party will use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Applicable Laws.

(b)Press Releases.  As soon as practicable following the Effective Date, the Parties will issue a joint press release announcing the execution of this Agreement in substantially the form exchanged between and agreed to by the Parties prior to the Effective Date.  Except as required by applicable securities laws (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”) or any stock exchange on which securities issued by a Party or its Affiliates are traded), neither Party will make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which will not be unreasonably withheld or delayed; provided that each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by the other Party pursuant to this Section 8.3 and which do not reveal non‑public information about the other Party.  In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement will provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

(c)Filing of this Agreement.  The Parties will coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC or any stock exchange or governmental agency on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided, that each Party will ultimately retain control over what information to disclose to the SEC or any stock exchange or other governmental agency, as the case may be, and provided, further, that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies.  Other than such obligation, neither Party (nor its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to the SEC or any stock exchange or other governmental agency.

8.4Publication.  At least thirty (30) days prior to a Party or of any of its Affiliates publishing, publicly presenting or submitting for written or oral publication a manuscript, abstract or the like that includes Acer Technology that has not been previously published, such Party will provide to the other Party a draft copy thereof for its review (unless such Party is required by law to publish such Acer Technology sooner, in which case such Party will provide such draft copy to the other Party as much in advance of such publication as possible).  The publishing Party will consider in good faith any comments provided by the other Party during such thirty (30) day period. The review period may be extended for an additional sixty (60) days if a representative of the non-publishing Party can demonstrate a reasonable need for such extension (including the preparation and filing of patent applications).  By mutual agreement of the Parties, this period may be further extended. In addition, the publishing Party shall, and will cause its Affiliates to, as applicable, at the other Party’s reasonable request, remove therefrom any Confidential Information of such other Party.  The contribution of each Party will be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.

8.5Prior Non-Disclosure Agreement.  As of and from the Effective Date, the terms of this Article 8 will supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement.  Any information disclosed pursuant to any such prior agreement will be deemed Confidential Information for purposes of this Agreement.

8.6Equitable Relief.  Each Party acknowledges that a breach of this Article 8 cannot be reasonably or adequately compensated in damages in an action at law and that such a breach will cause the other Party irreparable injury and damage.  By reason thereof, each Party agrees that the other Party will be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to seek preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein.

Article 9
Intellectual Property

9.1Ownership. For avoidance of doubt, as between the Parties and subject to the Acer Technology License and the Acer Sublicense, Acer is the sole owner of all rights, title and interest in and to all Acer Patents, Acer Know-How and Development Data, and all intellectual property rights (including patent, copyright, trade secret and application of patent) therein, including any and all existing or future rights, whether patentable or not.  Relief agrees and hereby irrevocably transfers and assigns to Acer any and all such rights, title and interest, and will perform and, if necessary, obligate its personnel to perform any and all other reasonable acts necessary to assist Acer in obtaining, maintaining, implementing, securing and perfecting any and all such rights, title and interest, including executing the necessary documents by Relief or its personnel.

9.2Acer License Grants.

(a)Subject to the terms and conditions of this Agreement, and excluding any BCM Patents or Subject Technology therein, Acer hereby grants an exclusive (even with respect to Acer except as necessary or appropriate for Acer to perform its obligations under the Clinical Supply and Quality Agreement, the Commercial Supply and Quality Agreement, the Pharmacovigilance Agreement and any other agreements or arrangements similar to the foregoing or otherwise providing for the manufacture or supply of Product), nontransferable, sublicensable (with prior written notice to Acer) license to Relief under the Acer Patents (to the extent within the Relief Territory), Acer Know-How and Development Data for Development and Commercialization in the Field in the Relief Territory (the “Acer Technology License”).

(b)Subject to the terms and conditions of this Agreement and the BCM License (including Section 8.1 thereof), Acer hereby grants a non-sublicensable sublicense to Relief under the BCM Patents (to the extent within the Relief Territory) and Subject Technology for Development and Commercialization in the Field in the Relief Territory (the “Acer Sublicense”).

9.3Rights to Improvements and Independent Inventions.

(a)Improvements shall be automatically included as part of the Acer Know-How and, to the extent Improvements result in applications for patents, whether patentable or not, shall be automatically included as part of the Acer Patents. Each Party agrees to use reasonable efforts to disclose to the other Party any and all Improvements and to promptly update Exhibit A attached hereto from time to time, as may be requested by either Party in writing, to reflect the inclusion of any Improvements in the Acer Patents.

(b)Subject to the rights granted to Relief in Section 9.2, Acer shall own all right, title and interest in and to all Improvements. Relief agrees and hereby irrevocably transfers and assigns to Acer any and all such rights, title and interest in and to all Improvements, and will perform and, if necessary, obligate its personnel to perform any and all other reasonable acts necessary to assist Acer in obtaining, maintaining, implementing, securing and perfecting any and all such rights, title and interest, including executing the necessary documents by Relief or its personnel.

(c)Relief shall own all right, title and interest in and to all Independent Inventions invented, developed, created, or reduced to practice by or on behalf of Relief.

(d)Relief hereby grants a non-exclusive, transferable, sublicensable, perpetual, irrevocable, fully paid-up worldwide license to Acer under the Independent Inventions for Development and Commercialization in the Field.  Notwithstanding any provision herein to the contrary, such license shall survive any expiration or termination of this Agreement.

9.4Prosecution and Maintenance of Patent Rights.

(a)For the Term, Acer will be responsible for filing, prosecuting and maintaining all patent applications and patents included in the Patent Rights, whether in the Acer Territory or the Relief Territory, using independent patent counsel reasonably acceptable to Relief in the Relief Territory.  Acer will at Relief’s expense (subject to Section 9.3(b)): (i) instruct such patent counsel to furnish Relief with copies of all material correspondence relating to the Patent Rights from the United States Patent and Trademark Office (USPTO) and any other patent office, as well as copies of all proposed responses to such material correspondence in time for Relief to review and comment on such response; (ii) give Relief an opportunity to review the text of each patent application before filing; (iii) consult with Relief with respect thereto; (iv) supply Relief with a copy of the application as filed, together with notice of its filing date and serial number; and (v) keep Relief advised of the status of actual and prospective patent filings.  Acer will give Relief the opportunity to provide comments on and make requests of Acer concerning the preparation, filing, prosecution, protection and maintenance of the Patent Rights, and will consider such comments and requests in good faith. Subject to Section 9.3(b), Relief agrees to pay all documented, out-of-pocket legal costs, expenses and filing fees with respect to the foregoing activities in the Relief Territory.  Acer will instruct patent counsel to invoice Relief directly for all such out-of-pocket legal costs, expenses and filing fees, and Relief agrees to pay all such undisputed invoices within thirty (30) days of receipt.

(b)In the event that Relief decides not to pay for the costs associated with either (i) the prosecution of any of the Patent Rights in any country in the Relief Territory to issuance or (ii) maintenance of any foreign issued patent on the Patent Rights in the Relief Territory, Relief will timely notify Acer in writing thereof (such Patent Rights in such country will be referred to as “Abandoned Patent Rights”).  In the event of Relief’s abandonment of any Patent Rights in any country, the Acer Technology License or the Acer Sublicense, as applicable, will terminate with respect to such Abandoned Patent Rights.

9.5Infringement by Third Parties.  During the Term, each Party will promptly inform the other of any infringement of any claims in the Acer Technology or the misuse, misappropriation, theft or breach of confidence of other proprietary rights in the Acer Technology or any Development Data by a Third Party (“Infringement”).  Any action or proceeding will be instituted as following (where Acer is the “First Party” in the Acer Territory and the “Second Party” in the Relief Territory and Relief is the “First Party” in the Relief Territory and the “Second Party” in the Acer Territory):

(a)Suit by the First Party.  The First Party will have the first right, but not the obligation, to take action in the prosecution, prevention or termination of any Infringement.  Before the First Party commences an action with respect to any Infringement, the First Party will consider in good faith the views of the Second Party in making its decision whether to sue.  Should the First Party elect to bring suit, the First Party will keep the Second Party reasonably informed of the progress of the action and will give the Second Party a reasonable opportunity in advance to consult with the First Party and offer its views about major decisions affecting the litigation.  The First Party will give careful consideration to those views, but will have the right to control the action.  Should the First Party elect to bring suit and the Second Party is joined as party plaintiff in any such suit, the Second Party will have the right to approve the counsel selected by the First Party to represent the Parties, such approval not to be unreasonably withheld.  The expenses of such suit or suits that the First Party elects to bring, including any expenses of the Second Party incurred in conjunction with the prosecution of such suits or the settlement thereof, will be paid for entirely by the First Party and the First Party will hold the Second Party free, clear and harmless from and against any and all costs of such litigation, including reasonable attorneys’ fees.  The First Party will not compromise or settle such litigation without the prior written consent of the Second Party, which consent will not be unreasonably withheld or delayed.  In the event the First Party exercises its right to sue pursuant to this Section 9.5(a), it will first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit.  If, after such reimbursement, any funds remain from said recovery, then such funds shall be treated as Net Sales.  The Second Party will exercise reasonable cooperation in connection with the First Party’s action with respect to Infringement under this Section 9.5(a).

(b)Suit by the Second Party.  If the First Party does not take action in the prosecution, prevention or termination of any Infringement pursuant to Section 9.5(b) above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within one-hundred and eighty (180) calendar days after the Parties being made aware of the existence of an Infringement, the Second Party may elect to do so. Should the Second Party elect to bring suit and the First Party is joined as party plaintiff in any such suit, the First Party will have the right to approve the counsel selected by the Second Party to represent the Parties, such approval not to be unreasonably withheld.  The expenses of such suit or suits that the Second Party elects to bring, including any expenses of the First Party incurred in conjunction with the prosecution of such suits or the settlement thereof, will be paid for entirely by the Second Party and the Second

Party will hold the First Party free, clear and harmless from and against any and all costs of such litigation, including reasonable attorneys’ fees.  The Second Party will not compromise or settle such litigation without the prior written consent of the First Party, which consent will not be unreasonably withheld or delayed.  In the event the Second Party exercises its right to sue pursuant to this Section 9.5(b), it will first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit.  If, after such reimbursement, any funds remain from said recovery, then such funds shall be treated as Net Sales.  The First Party will exercise reasonable cooperation in connection with the Second Party’s action with respect to Infringement under this Section 9.5(b).

9.6No Implied Licenses.  No right or license is granted under this Agreement by either Party to the other Party, either expressly or by implication, except those specifically set forth herein.

Article 10
Term And Termination

10.1Term.  This Agreement will become effective on the Effective Date and, unless earlier terminated pursuant to this Article 10, will remain in effect until the later of (a) the date that the Parties cease Development and Commercialization of Product in a Territory pursuant to this Agreement; or (b) the expiration of all payment obligations of the Parties under Section 5 (the “Term”).

10.2Termination for Breach.  Each Party will have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party, if the other Party materially breaches its obligations under this Agreement and, after receiving written notice identifying such material breach in reasonable detail, such breaching party fails to cure such material breach within sixty (60) days (or fifteen (15) days with respect to any payment breach) from the date of such notice.  Any right to terminate under this Section 10.2, other than with respect to any payment breach, will be stayed and the cure period tolled in the event that, during any cure period, the Party alleged to have been in material breach initiates dispute resolution in accordance with Article 11 with respect to the alleged breach, which stay and tolling will continue until such dispute has been resolved in accordance with Article 11.

10.3Termination for Good Reason.  Either Party will have the right to terminate this Agreement upon written notice to the other Party if the terminating Party reasonably determines, based upon additional information that becomes available or an analysis of the existing information at any time, that the medical risk/benefit of Product is so unfavorable that it would be incompatible with the welfare of patients to Develop or Commercialize or to continue to Develop or Commercialize Product.  Prior to any such termination, the terminating Party will comply with such internal review and management approval processes as it would normally follow in connection with the termination of the development and commercialization of its own products for safety reasons and will present and discuss the findings of such internal review for approval by the Executive Officers.

10.4Termination for Bankruptcy.  Each Party will have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party, if the other Party files in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of substantially all of its assets, or if such other Party proposes a written agreement of composition or extension of substantially all of its debts, or if such other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not be dismissed within ninety (90) days after the filing thereof, or if such other Party proposes or is a party to any dissolution or liquidation, or if such other Party makes an assignment of substantially all of its assets for the benefit of creditors.

10.5Relief Termination.  This Agreement will terminate in connection with a Relief Termination as described in Section 3.3(a).

10.6Effect of Termination

(a)Development Data.  If this Agreement is terminated for any reason, Relief shall, for a period of ninety (90) days following the effective date of such termination, provide Acer access to and transfer all Development Data in its possession to Acer as of the effective date of such termination.

(b)Development Activities. If this Agreement is terminated for any reason, then: (i) notwithstanding anything to the contrary herein, Acer will have the sole right to continue Development and Commercialization; and (ii) Relief will wind-down any of its ongoing Development and Commercialization activities in an orderly fashion, except as otherwise agreed to in any agreement entered into between the Parties.

(c)Confidential Information.  Upon expiration or termination of this Agreement in its entirety, and with acknowledgement that all Development Data shall be solely owned by Acer as provided in Section 8.1, each Party shall, subject to the sole discretion and option of the other Party owning the Confidential Information or the Development Data, promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information (including Development Data) of the other Party; provided that such Party may keep one copy of such materials for archival purposes only subject to continuing confidentiality obligations.

(d)Payment Obligations. In the event of any expiration or termination of this Agreement, any accrued payment obligations will survive such termination until fully paid.  Except in the event of termination by Relief due to Sections 10.2 or 10.4, Acer will have the right to receive, and Relief will have the obligation to pay, all Royalty Payments, the Reimbursement

Payment, the Milestone Payments and the Development Payments due to Acer under Sections 5.2 and 5.3 and accruing as of the date of termination, which sections will survive expiration or termination of this Agreement.  Except in the event of termination by Acer due to Sections 10.2 or 10.4, Relief will have the right to receive, and Acer will have the obligation to pay, all Profit Sharing Payments due to Relief under Section 5.4, which section will survive expiration or termination of this Agreement.

10.7Survival.  Expiration or termination of this Agreement will not relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor will expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement.  Without limiting the foregoing, the following provisions, including the Parties’ rights and obligations thereunder, will survive any expiration or termination of this Agreement: Articles 1, 7, 8, 11, 12 and Sections 9.1,  9.3, 10.6 and 10.7 and those which, by their nature, are intended to survive.

Article 11
Dispute Resolution

11.1Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights or obligations hereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 11 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

11.2Dispute Resolution. In the event that a dispute arises between the Parties in the course of this Agreement, the dispute will be referred to the attention of the President of Relief and the President of Acer or their designees (the “Executive Officers”).  The Executive Officers will meet as soon as reasonably possible thereafter and in good faith attempt to resolve such dispute.  If, within thirty (30) days after referral of such dispute to the Executive Officers by either Party, the Executive Officers are unable to resolve such dispute, either Party will have the right to have the dispute resolved by binding arbitration, initiated by either Party on ten (10) Business Days’ notice to the other Party following the expiration of the thirty (30) day period referenced above (the “Initiation Notice”), under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then pertaining (available at www.adr.org), except where those rules conflict with this provision, in which case this provision controls, applying the laws of the State of New York, without regards to its conflicts of law provisions, before three (3) independent, neutral arbitrators experienced in the pharmaceutical industry and licensing transactions in such industry. The place of arbitration will be New York, New York.  Relief and Acer will each be entitled to select one (1) such arbitrator, with the two (2) such arbitrators so selected selecting the third (3rd) such arbitrator.  In the event either Party fails to select its arbitrator within ten (10) Business Days of the Initiation Notice, the arbitrator selected by the other Party within such ten (10) Business Day period will be entitled to select such arbitrator.  The arbitration will be conducted in English. The decision of the arbitrators will be final and binding on the Parties, and any decision of the arbitrators may be enforced in any court of competent jurisdiction.  Each Party will bear its own expenses and an equal share of the reasonable, documented expenses of the arbitration panel and any fees required by AAA to submit such matter to arbitration, unless the panel determines that any such fees or expenses are to be paid by the non-prevailing Party.  Notwithstanding the foregoing, either Party may seek injunctive, equitable or similar relief from a court of competent jurisdiction as necessary to enforce its rights hereunder without the requirement of arbitration.

Article 12
Miscellaneous

12.1Entire Agreement; Amendment.  This Agreement, including the Exhibits attached hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

12.2Force Majeure.  Each Party will be excused from the performance of its obligations under this Agreement, other than obligations to make payments when due, to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse will be continued so long as the condition constituting force majeure continues, the nonperforming Party takes reasonable efforts to remove the condition and provided that the nonperforming Party has not caused such condition to occur.  For purposes of this Agreement, force majeure will include conditions beyond the reasonable control of the nonperforming Party, including an act of God, domestic or international terrorism, involuntary compliance with any regulation, law or order of any government, war, civil commotion, epidemic, pandemic, failure or default of public utilities, Internet providers or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.  If a force majeure persists for more than ninety (90) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

12.3Bankruptcy Code.  All licenses and rights granted under this Agreement will be deemed licenses of rights to intellectual property for purposes of Section 365(n) of the United States Bankruptcy Code or any analogous provisions in any other country or jurisdiction and a licensee or sublicensee under this Agreement will retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code or any analogous provisions in any other country or jurisdiction.

12.4Notices.  Any notice required or permitted to be given under this Agreement will be in writing, will specifically refer to this Agreement, and will be delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by reputable overnight courier or email confirmed thereafter by any of the foregoing, to the Party to be notified at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 12.4. Notice will be deemed to have been sufficiently given for all purposes upon the earliest of (a) the date of actual receipt, if hand-delivered, or sent by email with electronic confirmation of receipt, or a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Relief:	Relief Therapeutics

Batiment F2/F3

Avenue de Secheron 15
1202 Geneve, Switzerland

ATTN: Jeremy Meinen

Email: jeremy.meinen@relieftherapeutics.com

If to Acer:	Acer Therapeutics Inc.

One Gateway Center

300 Washington Street, Suite 351

Newton, MA  02458

ATTN:  Chris Schelling, President & CEO

Email:  cschelling@acertx.com

With a copy (which will not constitute notice) to:

Acer Therapeutics Inc.

One Gateway Center

300 Washington Street, Suite 351

Newton, MA  02458

ATTN:  Don Joseph, Chief Legal Officer

Email:  djoseph@acertx.com

12.5No Strict Construction; Headings.  This Agreement has been prepared jointly and will not be strictly construed against either Party.  Ambiguities, if any, in this Agreement will not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

12.6Assignment. Neither Party will assign this Agreement without the prior written consent of the other Party, provided, however, that (i) a Party is permitted to assign this Agreement without such consent in connection with the transfer or sale of all or substantially all of its assets, capital stock or business related to this Agreement, or in the event of its merger or consolidation or change in control, corporate recapitalization or restructuring or similar transaction, and (ii) a Party is permitted to assign or transfer to, or otherwise monetize any portion of its economic benefits with, lenders or investors for financing purposes.  Any permitted successor or assignee of obligations hereunder shall, in writing to the other Party, expressly assume performance of such obligations.  Any permitted assignment will be binding on the successors of the assigning Party.  Any assignment or attempted assignment by either Party in violation of the foregoing will be null, void and of no legal effect.

12.7Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.8No Third Party Beneficiaries.  This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it, except as expressly provided with respect to the Acer Indemnitees and the Relief Indemnitees.

12.9Severability.  If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision will be considered severed from this Agreement and will not serve to invalidate any remaining provisions hereof.  The Parties will make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

12.10No Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

12.11Independent Contractors.  Each Party will act solely as an independent contractor, and nothing in this Agreement will be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way.  Nothing herein will be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

12.12Interpretations.  In this Agreement, unless otherwise specified:

(a)“includes” and “including” mean, respectively, “includes without limitation” and “including without limitation;”

(b)the word “or” means “and/or” unless the context dictates otherwise because the subject of the conjunction is mutually exclusive;

(c)words denoting the singular will include the plural and vice versa and words denoting any gender will include all genders;

(d)words such as “herein,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear;

(e)all references to days, quarters and years in this Agreement mean calendar days, quarters and years, respectively, unless otherwise specified; and

(f)the Exhibits attached hereto form part of the operative provision of this Agreement and references to this Agreement will include references to such Exhibits.

12.13English Language.  This Agreement was prepared in the English language, which language will govern the interpretation of, and any dispute regarding, the terms of this Agreement.  To the extent this Agreement requires a Party to provide to the other Party information, correspondence, notice or other documentation, such Party will provide such information, correspondence, notice or other documentation in the English language and also a copy of the original of such information, correspondence, notice or other documentation if such original is not in the English language.

12.14Governing Law. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof will be governed by and construed under the laws of State of New York, U.S., without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction and excluding the United Nations Convention on Contracts for the International Sales of Goods.

12.15Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Facsimile and other electronically scanned signatures shall have the same effect as their originals.

In Witness Whereof, the Parties have caused their duly authorized representatives to execute this Collaboration and License Agreement as of the Effective Date.

Acer Therapeutics Inc. By:/s/ Chris Schelling Name: Chris Schelling Title: CEO and Founder	Relief Therapeutics Holding AG By:/s/ Tom Plitz Name: Tom Plitz Title: Member, Board of Directors

Exhibit A

Acer Patents

TITLE: PALATABLE COMPOSITIONS INCLUDING SODIUM PHENYLBUTYRATE AND USES THEREOF

Country	Application Type	Status	Serial No.	Filing Date	Publication No.
AU - Australia	National Stage	Published	2016398029	10/17/2016	2016398029
BH - Bahrain	National Stage	Pending	166/2018	10/17/2016
EP - Europe	National Stage	Published	16894786.9	10/17/2016	3429559
IL – Israel	National Stage	Published	261777	10/17/2016	261777
KR – South Korea	National Stage	Published	10-2018-7029452	10/17/2016	20190008840A
KW - Kuwait	National Stage	Pending	PCT/139/2018	10/17/2016
MX – Mexico	National Stage	Published	MX/a2018/011229	10/17/2016	MX/a2018/011229
NZ – New Zealand	National Stage	Pending	746866	10/17/2016
OM - Oman	National Stage	Pending	OM/P/2018/00274	10/17/2016
QA – Qatar	National Stage	Pending	QA/201809/00400	10/17/2016
SA – Saudi Arabia	National Stage	Pending	518400020	10/17/2016
SG – Singapore	National Stage	Abandoned	11201807979S	10/17/2016
AE – United Arab Emirates	National Stage	Pending	P6001296/2018	10/17/2016

WO - Patent Cooperation Treaty	PCT	National Phase	PCT/US2016/057415	10/17/2016	WO 2017/160345

TITLE: ADMINISTRATION OF SODIUM PHENYLBUTYRATE IN A FASTED STATE TO TREAT UREA CYCLE DISORDERS

Country	Application Type	Status	Serial No.	Filing Date	Publication No.
US - United States	Provisional	Pending	63/048,892	7/7/2020
US - United States	Provisional	Pending	63/065,272	8/13/2020

Exhibit B

BCM Patents

Appl. No.	Appl. Date	Matter No.	Title	Case Status (Internal)	Reg. No.	Reg. Date	Country
10803013.1	7/26/2010	1000340505	METHODS OF MODULATION OF BRANCHED CHAIN ACIDS AND USES THEREOF	Issued	2456304	8/19/2015	Austria
10803013.1	7/26/2010
10803013.1		1000208589	METHODS OF MODULATION OF BRANCHED CHAIN ACIDS AND USES THEREOF	Issued	2456304	8/19/2015	Switzerland
10803013.1	7/26/2010	1000208588	METHODS OF MODULATION OF BRANCHED CHAIN ACIDS AND USES THEREOF	Issued	2456304	8/19/2015	Germany
10803013.1	7/26/2010
10803013.1		1000354396	METHODS OF MODULATION OF BRANCHED CHAIN ACIDS AND USES THEREOF	Issued	2456304	8/19/2015	Spain
10803013.1	7/26/2010	1000204918	METHODS OF MODULATION OF BRANCHED CHAIN ACIDS AND USES THEREOF	Issued	2456304	8/19/2015	France
10803013.1	7/26/2010
10803013.1		1000342293	METHODS OF MODULATION OF BRANCHED CHAIN ACIDS AND USES THEREOF	Issued	2456304	8/19/2015	Ireland
10803013.1	7/26/2010	1000340517	METHODS OF MODULATION OF BRANCHED CHAIN ACIDS AND USES THEREOF	Issued	2456304	8/19/2015	Italy
10803013.1	7/26/2010
10803013.1		1000175630	METHODS OF MODULATION OF BRANCHED CHAIN ACIDS AND USES THEREOF	Issued	2456304	8/19/2015	Monaco
10803013.1	7/26/2010	1000204919	METHODS OF MODULATION OF BRANCHED CHAIN ACIDS AND USES THEREOF	Issued	2456304	8/19/2015	Netherlands
10803013.1	7/26/2010
15173016.5		1000354395	METHODS OF MODULATION OF BRANCHED CHAIN ACIDS AND USES THEREOF	Abandoned			European Patent Office
16174310.9	7/26/2010	1000198683	METHODS OF MODULATION OF BRANCHED CHAIN ACIDS AND USES THEREOF	Abandoned			European Patent Office
10803013.1	7/26/2010
10803013.1		1000208590	METHODS OF MODULATION OF BRANCHED CHAIN ACIDS AND USES THEREOF	Issued	2456304	8/19/2015	Sweden
PCT/US2010/043240	7/26/2010	11007293	METHODS OF MODULATION OF BRANCHED CHAIN ACIDS AND USES THEREOF	Expired			Patent Cooperation Treaty

Schedule 1.5

Description of ACER Product

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